ARTICLES OF INCORPORATION

                                       OF

                       NORTH AMERICAN RESORT & GOLF, INC.

      KNOW ALL MEN BY THESE PRESENTS: That the undersigned incorporator being a natural person of the age of twenty-one years or more and desiring to form a body corporate under the laws of the State of Nevada does hereby adopt, execute, and acknowledge these Articles of Incorporation:

                                    ARTICLE I
                                      NAME

      The name of the Corporation is North American Resort & Golf, Inc.

                                   ARTICLE II
                               PERIOD OF DURATION

      The Corporation shall exist in perpetuity, from and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Nevada unless dissolved according to law.

                                   ARTICLE III
                               PURPOSES AND POWERS

      1. Purposes. Except as restricted by these Articles of Incorporation, the Corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to Title 7, chapter 78 of the Nevada Revised Statutes.

      2. General Powers. Except as restricted by these Articles of Incorporation, the Corporation shall have and may exercise all powers and rights that a corporation may exercise legally pursuant to Title 7, chapter 78 of the Nevada Revised Statutes.

                                   ARTICLE IV
                                  CAPITAL STOCK

      FOURTH: CAPITAL STOCK. The aggregate number of shares of all classes which the Corporation shall have authority to issue is 60,000,000 of which 10,000,000 shares shall be Preferred Shares, par value $0.001 per share, and 50,000,000 shall be Common Shares, par value $0.001 per share, and the designations, preferences, limitations, and relative rights of the shares of each class are as follows:

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      1. Preferred  Shares:  The  Corporation may divide and issue the Preferred
Shares in series. Preferred Shares of each series when issued shall be designated to distinguish them from the shares of all other series. The Board of Directors is hereby expressly vested with authority to divide the class of Preferred Shares into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by these Articles of Incorporation and the laws of the State of Nevada in respect of the following:

a. The number of shares to constitute such series, and the distinctive designations thereof;

b. The rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;

c. Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

d.   The amount payable upon shares in event of involuntary liquidation;

e.   The amount payable upon shares in event of voluntary liquidation;

f. Sinking fund or other provisions, if any, for the redemption or purchase of shares;

g. The terms and conditions on which shares may be converted into another class of Preferred Shares, into Common Shares, or into other securities of the Corporation, if the shares of any series are issued with the privilege of conversion;

h. Special, conditional or limited voting powers, or no right to vote, except to the extent prohibited by the laws of the State of Nevada; and

i. Any other relative rights and preferences of shares of such series including, without limitation, any restriction on an increase in the number of shares of any series previously authorized and any limitation or restriction of rights or powers to which shares of any future series shall be subject

      2. Common Shares:

            a. The rights of holders of Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution, winding up of the affairs of the Corporation shall be subject to the preferences, limitations, and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the board of directors of the Corporation providing for the issuance of one or more series of the Preferred Shares.

            b. The holders of the Common Shares shall be entitled to one vote for each share of Common Stock held by them of record at the time for determining the holders thereof entitled to vote.

            c. Unless otherwise ordered by a court of competent jurisdiction, at all meetings of shareholders, holders of a majority of the outstanding Common Stock (and/or Preferred Stock, if applicable) entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.

            d. The holders of the outstanding Common Shares of the Corporation may take any action by vote or concurrence of a majority, except as otherwise required by the laws of the State of Nevada.

                                    ARTICLE V
                       DENIAL OF CUMULATIVE VOTING RIGHTS

      Cumulative voting shall not be permitted in the election of directors of this Corporation.

                                   ARTICLE VI
                          DIRECTORS; INITIAL DIRECTORS

      The governing board of the Corporation shall be styled as a "Board of Directors," and any member of said Board shall be styled as a "Director".

      The number of members constituting the first Board of Directors of the Corporation is one (1); and the names and post office boxes or street addresses of each of the persons who shall serve as directors until the first annual meeting of shareholders and until their successors are elected and shall qualify are:

       Robert Sawatsky                  4313 W. 11th Avenue, Suite 100
                                        Vancouver, British Columbia
                                        Canada V6R 2L9

      The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided, that the number of directors shall never be less than one nor more than seven.

                                   ARTICLE VII
                       LIABILITY OF DIRECTORS AND OFFICERS

      The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by Title 7, Chapter 78 of the Nevada Revised Statutes or any corresponding provision of any subsequent law, as the same may be amended from time to time; provided, however, that if any amendment to said laws shall operate to limit, reduce, or eliminate any person's rights to have his or her personal liability eliminated as provided in this Article, then the personal liability of each such person shall be eliminated to the fullest extent permitted by such laws immediately prior to the effectiveness of such amendment. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

                                  ARTICLE VIII
                                 INDEMMFICATION

      The Corporation may indemnity any director, officer, employee, fiduciary, or agent of the corporation to the full extent permitted by the laws of the State of Nevada, as may be amended and supplemented.

                                   ARTICLE IX
                        ADOPTION AND AMENDMENT OF BYLAWS

      The initial Bylaws of the Corporation shall be adopted by its Board of Directors. Subject to repeal or change by action of the shareholders, the power to alter, amend, or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.

                                    ARTICLE X
                                 RESIDENT AGENT

      The name of the Corporation's resident agent and the street and mailing address in Nevada for such resident agent where process may be served upon the Corporation are:

             CSC Services of Nevada, Inc.
             502 East John Street
             Carson City, NV 89706

      The resident agent may be changed in the manner permitted by law.

                                   ARTICLE XI
                                  INCORPORATOR

      The name and address of the Incorporator are:

                        Troy A. Young, Esq.
                        Futro & Associates, P.C.
                        707 Seventeenth Street
                        Suite 2900
                        Denver, Colorado 80202

      IN WITNESS WHEREOF, the above-named Incorporator has signed these Articles of Incorporation this 2nd day of June 1997.


                                           /s/ Troy A. Young
                                           Incorporator


STATE OF COLORADO       )
                        )ss.
COUNTY OF DENVER        )

      On the 2nd day of June, 1997, personally appeared before me, a notary public, Troy A. Young, who acknowledged before me that he executed the foregoing Articles of Incorporation.

      My commission expires:  Dec. 30, 1998


                                           /s/
                                          ----------------------
                                          Notary Public